Exhibit 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact:	Dave Prichard
608.278.6141

Spectrum Brands Holdings Announces Voting Results
for Proposals at 2012 Annual Meeting of Stockholders

Madison, WI, February 1, 2012 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, today announced the voting results for the two proposals at its 2012 Annual Meeting of Stockholders held in Earth City, Missouri on February 1, 2012.

At the Annual Meeting, and as recommended by the Board of Directors, stockholders:

•	elected three Class II directors – David M. Maura, Terry L. Polistina and Hugh R. Rovit – to the Board of Directors for a three-year term expiring at the 2015 Annual Meeting of Stockholders.
•	ratified the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012.

A total of approximately 49.8 million shares of common stock, or approximately 95.4 percent of shares of common stock entitled to vote as of the record date of December 21, 2011, were represented in person or by valid proxies at the Annual Meeting.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Varta®, Remington®, George Foreman®, Black & Decker®,
Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®.  Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 130 countries.  With nearly 6,000 employees in 43 countries, Spectrum Brands Holdings generated net sales of approximately $3.2 billion in fiscal 2011. For more information, visit www.spectrumbrands.com.

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